Exhibit 99.1

Yahoo Announces SEC Filing for Planned Spin-Off of Remaining Stake in Alibaba Group

SUNNYVALE, Calif.—(BUSINESS WIRE) — Yahoo! Inc. (NASDAQ:YHOO) today announced the initial filing with the Securities and Exchange Commission of a Registration Statement on Form N-2 under the Investment Company Act of 1940 in connection with its previously announced plan to spin off the company’s remaining holdings in Alibaba Group Holding Limited into a newly formed independent, publicly traded, registered investment company. The name selected for the new public company is Aabaco Holdings, Inc.

Under the spin-off plan announced on January 27, 2015, Yahoo plans to distribute all of the outstanding shares of Aabaco Holdings pro rata to its shareholders. Immediately after the spin-off, Aabaco Holdings will own approximately 384 million shares of Alibaba Group, representing an ownership interest of approximately 15% in Alibaba Group, and a 100% ownership interest in a newly formed entity which will own Yahoo Small Business.

The initial filing provides important information about the spin-off and Aabaco Holdings. Additional and updated information will be provided in subsequent amendments to the Form N-2. A copy of the Form N-2 Registration Statement is available on the SEC’s website at www.sec.gov using the name Aabaco Holdings, Inc.

The spin-off is expected to be completed in the fourth quarter of 2015, subject to final approval by Yahoo’s board of directors and the satisfaction or waiver by Yahoo of certain other conditions.

About Yahoo

Yahoo is a guide focused on informing, connecting, and entertaining our users. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company’s blog (yahoo.tumblr.com).

This press release contains forward-looking statements regarding Yahoo’s plan to spin-off its remaining holdings in Alibaba Group Holding Limited into a newly formed independent, publicly traded, registered investment company. Risks and uncertainties may cause actual results to differ materially from the results predicted. With respect to the proposed spin-off transaction, the potential risks and uncertainties include, among others, possible delays or failure in satisfying conditions to completion of the proposed spin-off; adverse regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign tax laws, rules or regulations, that could delay or prevent completion of the proposed spin-off or cause the terms of the proposed spin-off to be modified; and risks related to realization of the expected benefits of the proposed spin-off to Yahoo and its shareholders. All information set forth in this press release is as of July 17, 2015. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov.

Yahoo! Inc.

Media Relations Contact:

Sarah Meron, 408-349-4040

media@yahoo-inc.com

Investor Relations Contact:

Joon Huh, Yahoo! Inc., (408) 349-3382

investorrelations@yahoo-inc.com

Source: Yahoo! Inc.